Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 1, 2021 relating to the financial statements of Iteris, Inc. and subsidiaries appearing in the Annual Report on Form 10-K/A of Iteris, Inc. for the fiscal year ended March 31, 2021 and our report dated June 1, 2021 relating to the effectiveness of Iteris, Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K for the fiscal year ended March 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

June 8, 2021